January 12, 2022
Glenn W. Welling
Engaged Capital, LLC
610 Newport Center Drive #250
Newport Beach, CA 92660

RE:    QUOT Response Letter to Engaged Capital

Dear Glenn,

We are writing in response to your January 10, 2022 and prior letters. Members of our Board and management team have met with you on several occasions over the last 18 months. While we prefer to engage in a constructive dialogue with you in private with the shared goal of creating value for Quotient stockholders, we believe it is important to set the record straight and ensure that you, and any other investors who may have read your letters, have the correct information.

Quotient is not, and has not been, in discussions with any party to sell a significant portion of the Company’s outstanding shares, whether in the form of convertible preferred voting securities or any other form. In fact, as far as we are aware, you seem to be the one that keeps raising the possibility of such an investment, first in your November 17, 2021 letter when you stated that “Engaged Capital would be willing to make a strategic investment in the Company” and then in your successive letters warning against such a transaction.

Furthermore, as we have previously disclosed, Quotient estimates that it currently has between approximately $285 million and $290 million of federal net operating losses (NOLs) available and its current ownership shift under Section 382 of the Internal Revenue Code is approximately 40 percentage points. Any issuance of 19.9% of the Company’s outstanding shares, as you allege is under discussion, has the potential to jeopardize the Company’s ability to utilize its NOLs. At a bare minimum, such an issuance would first require commissioning a study to investigate this question, which we have not done. To be crystal clear, Quotient will not enter into any transaction of this nature.

Additionally, you continue to mischaracterize the rationale for adopting our Tax Benefits Preservation Plan (Rights Plan). Our Board determined to move forward with this plan on October 28, 2021 in light of expected turbulence in the trading of our common stock after our announcement of the termination of the Albertsons contract. This determination was made several days before Engaged started repurchasing shares in Quotient on November 2, 2021. Prior to that time, as far as we were aware, Engaged was continuing, as it had been doing since late spring 2021, to sell down its position, which appears to have been approximately 0.5% of our common stock at the time the Board made its determination. We did not implement the Right Plans for the reasons you speculate.

We look forward to continuing to engage in a constructive dialogue with you with the shared goal of creating value for Quotient stockholders.

Sincerely,

/s/ Steven Boal

Steven Boal
Chief Executive Officer and Chairman of the Board of Directors

/s/ Jody Gessow

Jody Gessow
Lead Independent Director

/s/ Robert McDonald

Robert McDonald
Chairman of the Nominating and Corporate Governance Committee